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                                                            Page 1 of 6 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                         Latin America Growth Fund, Inc.
                         -------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  51828D 10 4
                                 --------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88)



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                                                      Page 2 of 6 Pages

                                  SCHEDULE 13G


CUSIP NO.       51828D 10 4
          ------------------------

- -------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   OLLIFF & PARTNERS PLC, a company organized under the laws of Great Britain

- -------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  /X/
                                                      (b)  / /


- -------------------------------------------------------------------------------
3  SEC USE ONLY


- -------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   GREAT BRITAIN

- -------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  NUMBER OF          656,200 as of December 31, 1995
   SHARES         -------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY           0
    EACH          -------------------------------------------------------------
  REPORTING       7  SOLE DISPOSITIVE POWER
   PERSON            656,200
    WITH          -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     0
- -------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   656,200

- -------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


- -------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   16.4%

- -------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
   IA

- -------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!





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                                                         Page 3 of 6 Pages


                            STATEMENT ON SCHEDULE 13G



Item 1(a).  Name of Issuer:
            ---------------

            Latin America Growth Fund, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            One Exchange Place
            Boston, Massachusetts 02109

Item 2(a).  Names of Person Filing:
            -----------------------

            Olliff & Partners, PLC

Item 2(b).  Address of Principal Business Office or, if none, Residence:
            ------------------------------------------------------------

            10 Eastcheap
            London EC3M 1AJ
            England

Item 2(c).  Citizenship:
            -----------

            Great Britain

Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock

Item 2(e).  CUSIP Number:
            -------------

            51828D 10 4

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is an:
            --------------------------------------

            /X/   Parent Holding Company, in accordance with Sec.
            240.13d-1(b)(ii)(G).




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                                                         Page 4 of 6 Pages


Item 4.     Ownership:
            ----------

            (a)  Amount Beneficially Owned: 656,200 as of December 31, 1995
                                            -------
            (b)  Percent of Class: 16.4%
                                   -----
            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 656,200
                                                                 -------
                 (ii)  shared power to vote or to direct the vote:   0
                                                                  -------
                 (iii) sole power to dispose or to direct the disposition
                       of: 656,200
                           -------
                 (iv)  shared power to dispose or to direct the disposition
                       of:   0
                          -------

Item 5.     Ownership of Five Percent or Less of a Class:
            ---------------------------------------------
            Not Applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

            Not Applicable


Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            -------------------------------------------------------------

            1) City of London Investment Management Company Limited, a company organized under the laws of Great Britain, and an Investment Adviser registered under Section 203 of the Investment Advisers act of 1940.

            (a)  Amount Beneficially Owned: 495,800
                                            -------
            (b)  Percent of Class: 12.4%
                                   -----
            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 495,800
                                                                 -------
                 (ii)  shared power to vote or to direct the vote:   0
                                                                  -------


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                                                         Page 5 of 6 Pages


                 (iii) sole power to dispose or to direct the disposition
                       of: 495,800
                           -------
                 (iv)  shared power to dispose or to direct the disposition
                       of:   0
                          -------

            2) City of London Unit Trust Managers Limited, a company organized under the laws of Great Britain.

            (a)  Amount Beneficially Owned: 160,400
                                            -------
            (b)  Percent of Class: 4.0%
                                   ----
            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 160,400
                                                                 -------
                 (ii)  shared power to vote or to direct the vote:   0
                                                                  -------
                 (iii) sole power to dispose or to direct the disposition
                       of: 160,400
                           -------
                 (iv)  shared power to dispose or to direct the disposition
                       of:   0
                          -------

Item 8.     Identification and Classification of Members of the Group:
            ----------------------------------------------------------

            Not Applicable

Item 9.     Notice of Dissolution of Group:
            -------------------------------

            Not Applicable

Item 10.    Certification:
            --------------

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 21, 1996


                                           /s/ W. J. Marle
                                           -----------------------------
                                           Name: W. J. Marle